Exhibit 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

December 23, 2013

To the Board of Directors

Parks! America, Inc.

Pine Mountain, Georgia

Consent of Independent Registered Public Accounting Firm

Silberstein Unger, PLLC, hereby consents to the use in the Form 10-K for the year ended September 29, 2013, pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Parks! America, Inc. of our report (the “Report”) dated December 21, 2013, relating to the consolidated financial statements of Parks! America, Inc. and Subsidiaries as of September 29, 2013 and September 30, 2012 and for the years then ended.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan